                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          Precision Response Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
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
                         PRECISION RESPONSE CORPORATION
                             1505 N.W. 167TH STREET
                              MIAMI, FLORIDA 33131


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 15, 1997


To the Shareholders of Precision Response Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Precision Response Corporation (the "Company") will be held at the Weston Hills Country Club, 2600 Country Club Way, Fort Lauderdale, Florida 33332, on Thursday, May 15, 1997, at 11:00 a.m. (Eastern time) for the following purposes:

         1. To elect eight directors of the Company to serve for a one-year term expiring in 1998;

         2. To approve an amendment to the Company's Amended and Restated 1996 Incentive Stock Plan (the "Employee Stock Plan") increasing the number of shares of the Company's common stock reserved for issuance under the Employee Stock Plan from 1,931,684 shares to 3,000,000 shares, subject to any future antidilution adjustments; and

         3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     These items are fully discussed in the following pages, which are made part of this Notice. The Board of Directors has fixed the close of business on Thursday, April 10, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, if you are unable to attend in person and wish to have your shares voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. In the event you decide to attend the meeting, you may, if so desired, revoke the proxy and vote your shares in person.

                              By Order of the Board of Directors

                              /s/ Richard D. Mondre
                              -----------------------------------------
                              Richard D. Mondre
                              Executive Vice President, General Counsel
                              and Secretary

Miami, Florida
April 15, 1997

                         PRECISION RESPONSE CORPORATION
                             1505 N.W. 167TH STREET
                              MIAMI, FLORIDA 33131


                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------

                               GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Precision Response Corporation ("PRC" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Weston Hills Country Club, 2600 Country Club Way, Fort Lauderdale, Florida 33332, on Thursday, May 15, 1997, at 11:00 a.m. (Eastern time), and any postponement or adjournment thereof, for the purposes set forth in the attached notice. A form of proxy is enclosed herewith. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

     The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies by telephone, telegram, personal interview or other means without additional compensation or remuneration therefor. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company's common stock (the "Common Stock") on the Record Date referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

     The Company's Annual Report to Shareholders for 1996 is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting. The Company intends to commence its distribution of this Proxy Statement and the proxy on or about April 15, 1997.

                                VOTING PROCEDURES

Voting and Revocability of Proxies

     When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions marked thereon. If no specific instructions are given, the shares will be voted (1) FOR the election of the eight nominees of the Board set forth herein, and (2) FOR the approval of the amendment to the Company's Amended and Restated 1996 Incentive Stock Plan (the "Employee Stock Plan"). A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary prior to the Annual Meeting or by giving a later dated proxy at any time before voting at the Annual Meeting.

     Each share of Common Stock outstanding on the Record Date referred to below will be entitled to one vote on all matters. The affirmative vote of a plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required for the approval of the amendment to the Employee Stock Plan. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

Record Date and Share Ownership

     Only shareholders of record at the close of business on Thursday, April 10, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the Record Date is required for a quorum. As of the close of business on the Record Date, there were outstanding 21,512,000 shares of common stock. Mark J. Gordon and David L. Epstein, the controlling shareholders of PRC, are the Chairman of the Board and Chief Executive Officer and President, respectively, of the Company.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    Set forth below is a list (as of April 4, 1997) of the names of the directors and executive officers of the Company, their respective ages and their respective positions with the Company. The terms of the directors expire annually upon the holding of the Annual Meeting.

                  NAME                     AGE                                  POSITION
       ---------------------------       -------      -------------------------------------------------------------
       Mark J. Gordon                      49         Chairman of the Board and Chief Executive Officer
       David L. Epstein                    32         Director and President
       James F. Murray                     45         Director and Chief Operating Officer
       Richard D. Mondre                   51         Director, Executive Vice President, General Counsel and Secretary
       Bernard J. Kosar, Jr.               33         Director and Senior Vice President - Client Relations
       Neil A. Natkow                      49         Director and Senior Vice President - Health Care
       Richard N. Krinzman                 49         Director
       Christian Mustad                    59         Director
       Chris A. Bonner                     42         Senior Vice President - Market and Business Development
       Richard N. Ferry, Jr.               45         Senior Vice President - Business Development
       Paul M. O'Hara                      51         Senior Vice President - Finance and Chief Financial Officer
       Derek J. Reynolds                   47         Senior Vice President - Information Services
       James R. Weber                      49         Senior Vice President - Telemarketing Operations
       Colleen J. Williams                 46         Senior Vice President - Account Services
       Joseph E. Gillis                    40         Treasurer
       Thomas C. Teper                     35         Vice President - Facilities Acquisition and Development

    The following sets forth the background of each of the Company's directors and executive officers, including the principal occupation of those individuals for at least the past five years:

    Mark J. Gordon joined the Company in 1984 and became a director at that time. Mr. Gordon has served as the Company's Chief Executive Officer since 1985.

    David L. Epstein joined the Company in 1982, was named Executive Vice President in 1984, and has served as President since 1985. He became a director of the Company in April 1996.

    James F. Murray joined the Company in November 1993 as Chief Operating Officer and was named a director in May 1996. From November 1988 to November 1993, Mr. Murray was the Executive Vice President in charge of overall operations of Altman Development Company, a large multi-family residential real estate development and management company. Mr. Murray is a Certified Public Accountant.

    Richard D. Mondre joined the Company in March 1996 as Executive Vice President, General Counsel and Secretary. He became a director of the Company in May 1996. From January 1983 to March 1996, Mr. Mondre was a partner at the law firm of Rubin Baum Levin Constant Friedman & Bilzin ("Rubin Baum"), which serves as the Company's regular outside counsel. Mr. Mondre remains "Of Counsel" to that law firm.

    Bernard J. Kosar, Jr. was appointed a director of the Company in October 1996. Mr. Kosar joined the Company in January 1997 as Senior Vice President - Client Relations. From January 1995 until joining the Company, Mr. Kosar had served as a consultant to the Company. Since July 1985, Mr. Kosar has been a quarterback in the National Football League and most recently with the Miami Dolphins. Mr. Kosar is also a director and majority owner of Tidewater Management Group, Inc., a franchisee for a national food chain, and Bernie Kosar Greeting Card Company, a distributor of greeting cards.

    Neil A. Natkow was appointed a director of the Company in October 1996. Dr. Natkow joined the Company in February 1997 as Senior Vice President - Health Care. From December 1993 until his retirement in October 1995, Dr. Natkow served as an executive officer of PCA Health Plans of Florida, a health maintenance organization, most recently as its Chief Executive Officer. From July 1992 to December 1993, Dr. Natkow was the President and Chief Executive Officer of Family Health Plan, a health maintenance organization, and, from June 1987 to July 1992, Dr. Natkow was the Vice President for Professional Affairs at Southeastern University for Health Sciences. Dr. Natkow is also a director of Sheridan Healthcare, Inc., a publicly traded company.

    Richard N. Krinzman was appointed a director of the Company in February 1997. Mr. Krinzman is a shareholder at the law firm of Holtzman, Krinzman, Equels & Furia, P.A., a position he has held since 1978. Mr. Krinzman has practiced law in Dade County, Florida, for the past 24 years with concentration on transactional matters in the areas of real property, banking and commercial law. Mr. Krinzman is a member of the Audit and Compensation Committees of the Board.

    Christian Mustad was appointed a director of the Company in October 1996. For the past 23 years, Mr. Mustad has been a managing director of The Mustad Group, which owns and/or manages 35 companies in 17 countries. The Mustad Group businesses and activities range from manufacturing of horseshoe nails, level gauging for the shipping industry, precision parts, paper cores, machinery for the cardboard industry and fasteners to oil recycling. Mr. Mustad is a member of the Audit and Compensation Committees of the Board.

    Chris A. Bonner joined the Company in January 1997 and was formally appointed Senior Vice President - Market and Business Development in April 1997. From 1996 until joining the Company, Mr. Bonner was the Vice President of Marketing and Business Development for Cap Gemini Package-Based Solutions, a global information technology consulting firm. For approximately three years prior thereto, Mr. Bonner was the Manager of Market Development for Gemini Consulting, a global general management consulting firm. From 1979 to 1993, Mr. Bonner held a number of positions with International Business Machines Corp., the last position being Manager of Marketing and Communications and Executive Assistant to the General Manager of IBM Consulting Group.

    Richard N. Ferry, Jr. joined the Company in November 1994 as Vice President
- Business Development and was appointed a Senior Vice President in that position in May 1996. From November 1993 to November 1994, Mr. Ferry was a principal of Virtual Marketing International, providing consulting services to a number of companies, including many of the Company's competitors in the teleservicing and direct marketing industries. From November 1991 to November 1993, Mr. Ferry was the Director of Marketing Services at Century Telecommunications, a provider of telephone services, and from September 1984 until November 1991, Mr. Ferry was the Vice President of Operations for Advanced Telemarketing Corp., a provider of teleservices.

    Paul M. O'Hara joined the Company in August 1996 as Senior Vice President - Finance and Chief Financial Officer. From March 1994 until joining the Company, Mr. O'Hara was Executive Vice President and Chief Financial Officer of Sunbeam Corp., a consumer products company. From April 1988 to March 1994, Mr. O'Hara was Executive Vice President and Chief Financial Officer of Fruit of the Loom, an apparel manufacturer.

    Derek J. Reynolds joined the Company in October 1996 as Senior Vice President - Information Services. From March 1993 until joining the Company, Mr. Reynolds was the Chief Information Officer and Senior Vice President of GC Services L.P., a financial services and information processing company. Prior to that position, Mr. Reynolds was employed for over ten years with Equifax, a diverse information services company, most recently as Senior Vice President, Information and Communication Services.

    James R. Weber joined the Company in June 1996, and was formally appointed Senior Vice President - Telemarketing Operations in November 1996. From August 1994 until joining the Company, Mr. Weber was Senior Vice President - Operations for SafeCard Services, Inc., a credit card protection company. From June 1992 to August 1994, Mr. Weber worked with MCI Telecommunications, a telecommunications company, initially as a Center Director and then as Regional Director for the western region. From March 1985 to May 1992, Mr. Weber held a number of positions with American Express Company, a financial services company, including that of Director for its telephone service center and card issuance division.

    Colleen J. Williams joined the Company in October 1994 as Account Services Director and was appointed Senior Vice President - Account Services in November 1996. From November 1993 until joining the Company, Ms. Williams was an Assistant Vice President with PNC Mortgage Corp. of America, a national mortgage bank. From June 1986 to November 1993, Ms. Williams served as Vice President for a number of divisions of Citibank (Florida), N.A., a national banking association.

    Joseph E. Gillis joined the Company in November 1994 as Chief Financial Officer and Treasurer and continues to serve as Treasurer. From October 1993 until joining the Company, Mr. Gillis was Chief Financial Officer of William Schneider, Inc., a jewelry manufacturer. From June 1989 to October 1993, Mr. Gillis was Vice President of Finance for the Vertical Blinds Division of Hunter Douglas, Inc., a manufacturer of window coverings, or its predecessor, Profile Corp. Mr. Gillis is a Certified Public Accountant.

    Thomas C. Teper joined the Company in May 1990 as Vice President of Finance and Chief Financial Officer. Mr. Teper was appointed Vice President of Corporate Planning and Development in January 1994 and Vice President - Facilities Acquisition and Development in May 1996. Mr. Teper is a Certified Public Accountant.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

    The Board held two meetings and acted by unanimous written consent in lieu of a meeting 22 times during 1996. Each director attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which he served during 1996.

    The Company's Board has an Audit Committee and a Compensation Committee, each of which is currently comprised of Mr. Mustad and Mr. Krinzman, non-employee directors of the Company. The Audit Committee recommends the annual engagement of the Company's independent auditors, with whom the Audit Committee reviews the scope of audit and non-audit assignments, related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee determines executive officers' salaries and bonuses and administers the Company's Employee Stock Plan and the 1996 Non-employee Director Stock Option Plan (the "Director Stock Plan;" together with the Employee Stock Plan, the "Stock Plans"). The Audit Committee did not formally meet in 1996 since it was formed in October 1996. The Compensation Committee held five meetings and acted by unanimous written consent in lieu of a meeting nine times during 1996.

    The Board does not currently have a nominating committee or a committee performing similar functions. Such functions are performed by the Board as a whole.

DIRECTOR COMPENSATION

    Directors who are not employees or officers of the Company receive a quarterly retainer of $1,500 and receive $500 for attendance at each meeting of the Board or committee thereof. Such directors also receive an option to purchase 2,500 shares of Common Stock, under the Director Stock Plan, upon initial election and upon each re-election as a director at the Company's Annual Meeting. Directors may also be reimbursed for certain expenses in connection with attendance at Board and Board committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company will not receive additional compensation for service as a director. See "Executive Compensation - Employee Stock Plan and Director Stock Plan."

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Prior to October 1996, the Company's Compensation Committee was not comprised of non-employee directors. The compensation of the Company's executive officers was determined by Mr. Gordon, as the Company's sole director, until May 1996 and by the Company's Board comprised of Messrs. Gordon, Epstein, Mondre and Murray, all executive officers of the Company, until October 1996. See "Directors and Executive Officers - Board Meetings and Committees of the Board" for a discussion of the Compensation Committee and its responsibilities.

General Compensation Philosophy

    The Compensation Committee determines executive officers' salaries and bonuses and administers the Company's Stock Plans. The Compensation Committee's strategy is to develop and implement an executive compensation program that allows the Company to attract and retain highly qualified persons to manage the Company in order to enhance shareholders' value. The objectives of this strategy are to provide a compensation package that permits the recognition of individual contributions and achievements as well as Company results. Within this strategy, the Compensation Committee considers it essential to the vitality of the Company to maintain levels of compensation opportunity that are competitive with similar companies in the teleservices industry. At times, the Committee also evaluates compensation relative to a broader range of companies, whether or not included in the Company's peer group, that have particular lines of business comparable to those of the Company.

Executive Compensation

    Executive compensation is comprised of base salary, annual bonus compensation and long-term compensation primarily in the form of stock options.

Base Salaries

    Base salary levels for executive officers are designed to be consistent with competitive practice and level of responsibility. Base salary levels are generally set forth in the executive officers' employment agreements and increases in their base salary in 1996 were generally made in accordance with their agreements, where applicable. The employment agreements for the Named Executive Officers (as defined in "Executive Compensation Table" below), including Mr. Gordon, and all other employment agreements for the Company's executive officers are described under "Employment Agreements."

Long-Term Compensation

    The Compensation Committee believes that the use of equity-based long-term compensation plans directly links executive interests to enhancing shareholder value. In this regard, the Compensation Committee recommends the approval of the amendment to the Employee Stock Plan set forth in "Proposal 2: Approval of Amendment to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan" ("Proposal 2"). Stock options and other stock incentives are an integral part of the Company's executive compensation program in order to align the interests of the executive officers with the interests of the Company's shareholders.

    Stock option grants are generally provided to executive officers as a part of their initial compensation package at levels commensurate with their experience and responsibility. Stock option grants are considered annually by the Compensation Committee for all executive officers. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. Stock option compensation bears a direct relationship to corporate performance in that, over the long term, share price appreciation depends upon corporate performance, and without share price appreciation the options are of no value.

    Submitted by the Compensation Committee of the Board of Directors.

         Christian Mustad
         Richard N. Krinzman

EXECUTIVE COMPENSATION TABLE

    The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company in 1996, 1995 and 1994 by the chief executive officer and the Company's four other most highly compensated executive officers whose aggregate annual compensation exceeded $100,000 and who were executive officers of the Company at December 31, 1996 (together, the "Named Executive Officers"). The Company does not have a pension plan or a long-term incentive plan, has not issued any restricted stock awards and has not granted any stock appreciation rights prior to and since the Initial Public Offering. The Company has granted stock options as of and since the Initial Public Offering. See "Option Grants and Holdings" and "Employee Stock Plan and Director Stock Plan." The value of all perquisites and other personal benefits received by each Named Executive Officer in each respective year did not exceed 10% of the Named Executive Officer's total annual salary.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                        AWARDS
                                                  ANNUAL             ------------
                                               COMPENSATION           SECURITIES
                                 FISCAL    ---------------------      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY        BONUS        OPTIONS     COMPENSATION (1)
----------------------------     ------    --------     --------     ------------  ----------------
Mark J. Gordon                    1996     $358,554            -               -     $ 13,301
    Chief Executive Officer       1995      281,496            -               -       15,194
                                  1994      318,235            -               -       16,987

David L. Epstein                  1996      358,554            -               -           -
    President                     1995      276,635            -               -           -
                                  1994      254,510            -               -           -

Richard D. Mondre                 1996      271,884     $ 40,000               -           -
    Executive Vice President,     1995            -            -               -           -
    General Counsel and           1994            -            -               -           -
    Secretary

James F. Murray                   1996      185,577      108,765               -           -
    Chief Operating Officer       1995      148,185            -               -           -
                                  1994      120,609            -               -           -

Richard N. Ferry, Jr.             1996      153,461       32,000       $ 157,000 (2)       -
    Senior Vice President -       1995      122,294            -               -           -
    Business Development          1994        8,877            -               -           -

----------

(1) Consists of premiums paid for three split-dollar life insurance policies for the benefit of the Mark Gordon Family Trust.

(2) See "Option Grants and Holdings" below for a description of Mr. Ferry's options.

OPTION GRANTS AND HOLDINGS

1996 Option Grants

    The following table summarizes the options which were granted during 1996 to the Named Executive Officers:

                                            INDIVIDUAL GRANTS                                       POTENTIAL REALIZABLE
                        -------------------------------------------------------      VALUE AT         VALUE AT ASSUMED
                                         % OF TOTAL                                   GRANT-            ANNUAL RATES
                          NUMBER OF        OPTIONS                                     DATE            OF STOCK PRICE
                         SECURITIES       GRANTED TO                                  MARKET             APPRECIATION
                         UNDERLYING        EMPLOYEES    EXERCISE                      PRICE          FOR OPTION TERM (1)(2)
                           OPTIONS         IN FISCAL     PRICE       EXPIRATION      ---------     --------------------------
        NAME               GRANTED           YEAR        ($/SH)       DATE (2)         0% ($)        5% ($)          10% ($)
--------------------    ------------      -----------   --------    -----------      ---------     ----------      ----------
Mark J. Gordon                   -                -           -             -               -               -               -
David L. Epstein                 -                -           -             -               -               -               -
Richard D. Mondre                -                -           -             -               -               -               -
James F. Murray                  -                -           -             -               -               -               -
Richard N. Ferry, Jr.       36,000             4.32       14.50        7/13/03              0         212,506         495,230
                            21,000             2.55        0.01        7/15/03        304,290         428,252         593,174
                           100,000            12.00       39.88       10/06/03              0       1,623,516       3,783,484

----------

(1) Potential realizable value is based on the assumption that the Company's Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Accordingly, there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(2)  These options have a term of seven years from the date of grant.

1996 Option Exercises and Year-end Values

    The following table provides information regarding the value of all unexercised options held at December 31, 1996 by the Named Executive Officers. No Named Executive Officer exercised any stock options during 1996.

                                                       NUMBER OF
                                                SECURITIES UNDERLYING                    VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT                 "IN-THE-MONEY" OPTIONS AT
                                                  DECEMBER 31, 1996                      DECEMBER 31, 1996 (1)
                                          -----------------------------------     ------------------------------------
              NAME                         UNEXERCISABLE        EXERCISABLE        UNEXERCISABLE        EXERCISABLE
---------------------------------         ---------------      --------------     ----------------    ----------------
Mark J. Gordon                                       -               -                        -                 -
David L. Epstein                                     -               -                        -                 -
Richard D. Mondre                                    -               -                        -                 -
James F. Murray                                      -               -                        -                 -
Richard N. Ferry, Jr.                          157,000               -              $ 1,479,915               $ 0

----------

(1) Based on a per share price of $35-1/8 on December 31, 1996. Of the total options held by Mr. Ferry, options to purchase 100,000 shares of Common Stock were not "in-the-money" as of December 31, 1996.

EMPLOYEE STOCK PLAN AND DIRECTOR STOCK PLAN

    The Company has adopted the Employee Stock Plan and the Director Stock Plan. Officers, key employees and non-employee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units under the Employee Stock Plan. The Company currently has reserved 1,931,684 shares of the Common Stock for issuance under the Employee Stock Plan, after giving effect to the stock splits by way of share dividends completed prior to the Initial Public Offering, and subject to further antidilution adjustments. As discussed in Proposal 2, the Company is seeking approval to increase the number of shares reserved for issuance under the Employee Stock Plan to 3,000,000 shares, subject to further antidilution adjustments. For a summary of the material items of the Employee Stock Plan, see Proposal 2.

    The Director Stock Plan provides for annual grants of a nonqualified stock option to each non-employee director of the Company. The option allows such directors to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options will have a term of ten years and vest in equal installments over three years. The Company has reserved 96,584 shares of Common Stock for issuance under the Director Stock Plan, after giving effect to the stock splits by way of share dividends completed prior to the Initial Public Offering, and subject to further antidilution adjustments. As of the Record Date, options to purchase 2,500 shares had been granted to each of Christian Mustad and Neil A. Natkow at an exercise price of $43.00 per share and to Richard Krinzman at an exercise price of $33.75 per share.

    Excluding Mr. Ferry's option to purchase the balance of 14,000 shares at an exercise price of $0.01 per share, the options to purchase 1,143,250 shares granted under the Stock Plans outstanding as of the Record Date, have a weighted average exercise price of $29.32 per share.

RETIREMENT PLANS

    The Company has adopted a profit sharing plan (the "Profit Sharing Plan") which covers substantially all employees who have been employed with the Company for at least two years and are at least 21 years of age. Under the terms of the Profit Sharing Plan, the Company makes elective contributions to the Profit Sharing Plan, the allocation of which to employees is based on relative salary. Discretionary contributions to the Profit Sharing Plan were $15,000 for 1994. The Company did not contribute to the Profit Sharing Plan during 1996 and 1995.

    Effective January 1, 1997, the Company amended the Profit Sharing Plan to include certain 401(k) savings plan features (as amended, the "Profit Sharing/401(k) Plan"). Under the provisions of the Profit Sharing/401(k) Plan, employees meeting certain eligibility requirements may contribute a maximum of 15% of pre-tax gross wages, subject to certain restrictions imposed pursuant to the Internal Revenue Code of 1986, as amended (the "Code"). Company contributions are at the discretion of its Board. Vesting occurs over a six-year period at the rate of 20% per year, beginning after the second year of service.

EMPLOYMENT AGREEMENTS

    Mark J. Gordon and David L. Epstein. Each of Mr. Gordon and Mr. Epstein has an employment agreement with the Company, the terms of which are substantially similar. The initial employment term is the period from July 1, 1996 to June 30, 2001, but is thereafter subject to automatic annual renewal, absent notice from either party of its desire not to renew. However, the employee may terminate the agreement at any time upon 30 days' notice. Each has a minimum base salary of $425,000 per annum (adjusted for inflation) subject to increase by the Compensation Committee. An annual bonus is payable based on criteria to be agreed upon by the Compensation Committee and the employee at the beginning of each year. No such criteria have yet been established. Each agreement provides for the annual grant of stock options in a number to be determined by the Compensation Committee, but for no fewer than 5% of the aggregate number of shares for which options were granted under the Stock Plans during the year. Each of Mr. Gordon and Mr. Epstein has waived both their annual bonus and stock option grants with respect to the year ended December 31, 1996. Each of Mr. Gordon and Mr. Epstein has certain piggyback and demand registration rights. If either Mr. Gordon's or Mr. Epstein's employment is terminated by death, disability or voluntary resignation, the employee is entitled to severance equal to 18 months' salary, bonus and benefits, and if employment is terminated by the Company without cause (as defined in the agreements), the terminated individual is entitled to severance equal to salary, bonus and benefits for the balance of the contract term or three years, whichever is longer.

    Richard D. Mondre. Mr. Mondre's employment agreement extends to March 31, 1999, and provides for minimum annual compensation of $400,000, subject to increase by the Compensation Committee based on Company performance and other factors. If Mr. Mondre's employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to the compensation and benefits payable over the balance of the term, not to exceed $450,000. If a change in control has occurred, the $450,000 cap does not apply. A change in control generally means that neither Mr. Gordon nor Mr. Epstein controls the Company (the "Change in Control"). Mr. Mondre has been granted piggyback registration rights. Mr. Mondre is authorized to remain "Of Counsel" to Rubin Baum Levin Constant Friedman & Bilzin as long as his duties in that capacity do not interfere with his performance under the employment agreement with the Company.

    Bernard J. Kosar, Jr. On January 2, 1997, Mr. Kosar agreed to join the Company as an executive officer. Mr. Kosar entered into a one-year employment agreement with the Company providing for a base annual salary of $150,000 and a discretionary bonus. In connection with his employment, on January 2, 1997, Mr. Kosar was granted options to purchase 200,000 shares of Common Stock at an exercise price of $35.38 per share, the fair market value of such shares on the date of grant. These options vest one-third on the third, fifteenth and twenty-seventh month anniversaries of the date of grant, and terminate seven years from the date of grant. Mr. Kosar is authorized to fulfill his contractual obligations to the Miami Dolphins.

    James F. Murray. Mr. Murray's employment agreement extends to March 31, 1999 and provides for a base annual salary of $200,000 plus an annual bonus equal to 1% of the Company's pre-tax net income for 1996, 1997 and 1998. If Mr. Murray's employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to the compensation and benefits payable over the balance of the term, not to exceed $300,000. Mr. Murray has been granted piggyback registration rights.

    Chris A. Bonner. On January 20, 1997, Mr. Bonner joined the Company and was formally appointed an executive officer in April 1997. Mr. Bonner has a letter agreement with the Company regarding his employment which provides that he will enter into a one-year employment agreement with the Company providing for a base annual salary of $200,000 and a discretionary bonus. In connection with his employment, it is contemplated that Mr. Bonner will be granted options to purchase 200,000 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of grant. The options will vest at the rate of 20% per year from the date of grant (except in the event of a Change in Control, in which case the options will vest one-third per year over a three-year period), and will terminate seven years from the date of grant. It is contemplated that the employment agreement will provide that, if Mr. Bonner's employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to his base annual salary for 180 days from the date of termination.

    Richard N. Ferry, Jr. Mr. Ferry's three-year employment agreement extends to June 30, 1999 and provides for a base annual salary of $175,000 in the first year, with incremental increases of $25,000 for each of the next two years. An annual bonus is payable based on Mr. Ferry's performance. Pursuant to his employment agreement, on July 16, 1996, Mr. Ferry was granted an option to purchase 36,000 shares of Common Stock at an exercise price per share equal to $14.50 (the price in the Initial Public Offering), and an option to purchase 21,000 shares at an exercise price of $0.01 per share. These options vest one-third on January 5, 1997, 1998 and 1999, and terminate seven years from the date of grant. On January 5, 1997, Mr. Ferry exercised the vested portion (7,000 shares) of his option to purchase 21,000 shares at $0.01 per share, which shares were concurrently sold. On October 7, 1996, Mr. Ferry was granted an additional option to purchase 100,000 shares at an exercise price of $39.88, the fair market value of such shares on the date of grant. These options vest 20% per year and terminate seven years from the date of grant. If Mr. Ferry's employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to his compensation and benefits for 180 days from the date of termination.

    Paul M. O'Hara. Mr. O'Hara's three-year employment agreement extends to August 8, 1999 and provides for a base annual salary of $250,000, plus, for the 1996 calendar year, a guaranteed bonus of $25,000. For each year thereafter, a performance bonus in an amount up to $100,000 is payable, based upon and subject to the Company's achievement of projected quarterly earnings per share. Pursuant to his employment agreement, on August 9, 1996, Mr. O'Hara was granted an option to purchase 200,000 shares of Common Stock at an exercise price equal to $23.88, the fair market value of such shares on the date of grant of the option. The option vests in varying amounts over six years and terminates eight years from the date of grant. If Mr. O'Hara's employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to either $350,000, payable over twelve months, plus his benefits for one year from the date of termination, or, if the termination occurs during the final year of his contract, the salary, bonus and other benefits which would have been earned for the balance of the contract term.

    Derek J. Reynolds. Mr. Reynolds' three-year employment agreement extends to October 27, 1999 and provides for a base annual salary of $250,000, plus, for the 1996 calendar year, a guaranteed bonus of $15,000. An annual bonus is payable thereafter based on Mr. Reynolds' performance. Pursuant to his employment agreement, on October 28, 1996, Mr. Reynolds was granted an option to purchase 200,000 shares of Common Stock at an exercise price equal to $39.38, the fair market value of such shares on the date of grant of the option. The option vests in varying amounts over six years and terminates eight years from the date of grant. If Mr. Reynolds' employment is terminated by the Company during the term of the contract without cause, he will be entitled to severance equal to his compensation for one year from the date of termination or until expiration of his employment term, whichever is shorter.

    James R. Weber. Mr. Weber has an oral understanding with the Company with respect to his employment. Mr. Weber has a base annual compensation of $176,218 and, for the 1996 calendar year, is guaranteed a prorated bonus of 40% of his base annual compensation. In connection with his employment, on July 16 and August 26, 1996, Mr. Weber was granted two options, each to purchase 20,000 shares, at exercise prices of $14.50 and $27.00, respectively, the fair market value of such shares on the respective date of grant of the options. These options each vest one-third on the first three anniversaries of the respective date of grant, and each terminates seven years from the date of grant. If Mr. Weber's employment is terminated by the Company without cause, he will be entitled to severance equal to one year's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to October 1996, the Company's Compensation Committee was not comprised of non-employee directors. The compensation of the Company's executive officers was determined by Mr. Gordon, as the Company's sole director, until May 1996 and by the Company's Board comprised of Messrs. Gordon, Epstein, Mondre and Murray, all executive officers of the Company, until October 1996.

    The Company's facility at 4300 N.W. 135th Street, Miami, as well as two additional facilities located at 4250 N.W. 135th Street, Miami, and 13180 N.W. 43rd Avenue, Miami (both of the latter facilities are currently used for warehouse space), are leased to the Company by a corporation of which Mr. Gordon is the sole shareholder. Prior to May 1, 1996, such facilities were leased to the Company on a month-to-month basis. In May 1996, the Company entered into written leases for such facilities. The leases commenced on May 1, 1996 for a term of five years, with a five-year renewal option. The aggregate monthly rent for these three properties is approximately $24,000. The Company believes that the rents payable under these leases are no less favorable to it than could be obtained from unaffiliated parties. Rent expense for these facilities was $264,000 in 1996.

    The Company has guaranteed mortgage loans of the affiliated corporation (mentioned above) relative to the three properties being leased by the Company. Mr. Gordon has agreed to indemnify the Company for any losses incurred by reason of such guaranty. As of December 31, 1996, the outstanding principal balances on these three loans were approximately $876,000, $163,000 and $144,000, respectively, and the monthly payment amounts were approximately $9,000, $2,000 and $2,000, respectively. The largest outstanding balance for these loans, in the aggregate, for 1996 was $1.2 million.

    The Company subleases its facility at 11975 S.W. 140th Terrace, Miami, from a partnership jointly owned by Messrs. Gordon and Epstein. The term of this sublease expires in January 1999 and the monthly rental obligation is approximately $14,000 for 1997 and $15,000 for 1998. The property is subleased to the Company on the same terms as the primary lease with an unaffiliated party. The affiliated partnership holds an option to purchase the property. The Company also subleases a parking facility adjacent to the 11975 S.W. 140th Terrace facility from the same affiliated partnership. This sublease also expires in January 1999 and the monthly rental obligation is approximately $2,000 plus one-twelfth of the applicable real estate taxes. This property is also subleased to the Company on the same terms as the primary lease. The Company was originally the lessee under both primary leases, but assigned its interest to the partnership in May 1996 for nominal consideration. The aggregate rental expenses with respect to the subleases in 1996 for each of the two aforementioned facilities were $112,000 and $18,000, respectively. Effective June 1996, the Company entered into a net lease with the aforementioned partnership for an additional parking area. The term of the lease expires five years from June 1996 and the monthly rental obligation is approximately $2,500. The aggregate rental expenses with respect to the lease of the additional parking area in 1996 was $20,000. The Company believes that the rents paid and that are payable under these subleases and the net lease are no less favorable than could be obtained from unaffiliated parties.

    Prior to January 1, 1997, Nu World Realty, Inc. ("Nu World"), a company which is owned by a relative of Mr. Gordon, acted as a co-broker in transactions pursuant to which the Company leased some of its facilities. Mr. Gordon is licensed to act as a real estate salesperson for Nu World and has received a portion of the commissions payable to Nu World. From January 1, 1993 to December 31, 1996, Nu World earned approximately $160,400 in commissions from the lessors in connection with these lease transactions, of which Mr. Gordon was paid approximately $46,000. The Company paid no portion of these commissions and believes that the brokerage fees paid in connection with these lease transactions are consistent with industry standards. Nu World is not expected to act as a broker in any future transactions involving the Company.

    An aggregate of $6.0 million of proceeds from the Company's existing three-year, $15.0 million revolving credit facility (the "Senior Revolving Facility") was used to retire the note payable to a bank (the "Note") and to pay the outstanding amount of $5.7 million as of May 1, 1996 under the Company's short-term bank revolving credit loan (the "Revolving Loan"). The scheduled maturity dates of the bank debt retired with proceeds from the Senior Revolving Facility were October 1996 and May 30, 1996 for the Note and Revolving Loan, respectively. The Revolving Loan was guaranteed by Messrs. Gordon and Epstein and the Note was guaranteed by Mr. Gordon. A portion of the proceeds from the Company's initial public offering, declared effective on July 16, 1996 (the "Initial Public Offering"), was used to repay the outstanding balance of the Senior Revolving Facility, various installment loans totaling $1.0 million ($800,000 of which was guaranteed by Messrs. Gordon and/or Epstein), and to pay a distribution of S corporation earnings to persons who were shareholders of the Company prior to the Initial Public Offering (the "Dividend").

    Prior to the Initial Public Offering, the Company was treated for Federal and state income tax purposes as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and comparable state tax laws. As a result, earnings of the Company were taxed for Federal and state income tax purposes directly to the shareholders of the Company, rather than to the Company. In connection with the Initial Public Offering, the Company was converted from an S corporation to a C corporation under the Code. The Company's Board declared the Dividend payable in cash to the Company's shareholders of record prior to the Initial Public Offering (which included certain affiliates of Messrs. Gordon and Epstein). The Dividend, totaling $5.2 million, was equal to the Company's estimate of its cumulative taxable income prior to conversion to a C corporation to the extent such taxable income had not previously been distributed. The Dividend is subject to adjustment based upon actual cumulative taxable income as finally determined.

    The Company and its shareholders who received the Dividend are parties to an S Corporation Tax Allocation and Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement indemnifies such shareholders for any adjustments causing an increase in the shareholders' Federal and state income tax liability (including interest and penalties) related to the Company's tax years prior to the consummation of the Initial Public Offering, unless such adjustments result in or are related to a corresponding decrease in the shareholders' Federal and state income tax liability with respect to another S corporation taxable year. Subject to certain limitations, the Tax Agreement also provides that the Company will be indemnified by the shareholders with respect to Federal and state income taxes (plus interest and penalties) shifted from an S corporation taxable year to a Company taxable year subsequent to the consummation of the Initial Public Offering. Since the shareholders have not given any security for their indemnification obligation, the Company's ability to collect such payments is dependent upon the financial condition of the shareholders at the time any such indemnification obligation arises. The Company is not aware of any tax adjustments which may arise under the Tax Agreement. The Tax Agreement further provides that, to the extent that the cumulative taxable income of the Company prior to its conversion to a C corporation (as subsequently established in connection with the filing of the Company's income tax return for the Company's short S corporation tax year) is less than the Dividend, the shareholders who received the Dividend will make a payment equal to such difference to the Company, and if such cumulative taxable income is greater than the Dividend, the Company will make an additional distribution equal to such difference to such shareholders, in either case, with interest thereon. Any payment made by the Company to the shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or the state taxing authorities to be nondeductible by the Company for income tax purposes.

    The Company has from time to time advanced amounts to Messrs. Gordon and Epstein. Such advances have been made on an interest-free basis. During 1996, the largest amount of such advances to Mr. Gordon was approximately $295,000. The largest amount of advances to Mr. Epstein during 1996 was approximately $206,000. In 1996, the Company was indebted to Mr. Gordon and Mr. Epstein for approximately $32,000 and $105,000, respectively, representing the largest amount outstanding during such period. These advances were represented by notes bearing interest at the rate of 6% per annum. The net amounts owed to the Company by Mr. Gordon and Mr. Epstein were repaid to the Company during the third quarter of 1996.

    The Company funds a portion of the life insurance premiums payable with respect to three split-dollar life insurance policies owned by the Mark Gordon Family Trust. The amounts paid by the Company are reimbursable to the Company without interest upon the death of Mr. Gordon, the surrender of the policies or the termination of the arrangement. This obligation is secured by the benefits payable under the insurance policies. The aggregate amount outstanding for these premiums as of December 31, 1996 was approximately $100,000.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's articles of incorporation (the "Articles") contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Business Corporation Act of Florida. This provision in the Articles does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Florida law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, or for any transaction from which the director derived an improper personal benefit. This provision also does not affect a director's responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

    The Articles and bylaws of the Company (the "Bylaws") provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Company's Bylaws also permit it to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether the Articles and Bylaws would permit indemnification. The Company maintains liability insurance for its directors and officers.

    In addition to the indemnification provided for in the Company's Articles and Bylaws, the Company has entered into agreements to indemnify its directors and its executive officers. These agreements, among other things, indemnify the Company's directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director, officer, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For a discussion of certain transactions between the Company and Mr. Gordon, Mr. Epstein or their respective affiliates and for information concerning the Dividend paid by the Company in 1996 to its shareholders of record prior to the Initial Public Offering and the Tax Agreement entered into between the Company and such shareholders, see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

    Richard D. Mondre, the Company's Executive Vice President, General Counsel and Secretary and a director, was a partner of Rubin Baum until immediately prior to joining the Company in March 1996 and remains "Of Counsel" to that firm. Rubin Baum has acted as the Company's regular outside legal counsel since 1987. The total fees and costs paid by the Company to Rubin Baum in 1996 were approximately $653,000. The Company believes that the fees paid to Rubin Baum are no less favorable than could be obtained from other comparable law firms in the area.

    Bernard J. Kosar, Jr., a director of the Company, had performed consulting services for the Company prior to joining the Company as its Senior Vice President - Client Relations on January 2, 1997. On July 26, 1996, Mr. Kosar had entered into an independent contractor agreement with the Company which had a term of one year. Prior to its termination upon Mr. Kosar becoming an employee and executive officer of the Company, that agreement provided for Mr. Kosar to be paid a monthly fee of $5,833. During 1996, total commissions and fees earned by Mr. Kosar were approximately $68,000. The Company believes that the commissions and fees earned by Mr. Kosar were no less favorable than could have been obtained from unaffiliated parties. In conjunction with entering into his independent contractor agreement, Mr. Kosar was granted an option to purchase 60,000 shares of Common Stock at an exercise price per share of $16.75, the fair market value of such shares on the date of grant of the option. These options vest at the rate of 50% per year and terminate three years from the date of grant. See also "Executive Compensation - Employment Agreements."

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each shareholder of the Company who beneficially owns more than 5% of the Company's Common Stock; (ii) each director (and nominee for director) of the Company; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of each person who beneficially owns more than 5% of Common Stock is the Company's principal executive office, unless otherwise noted.

                                                   SHARES BENEFICIALLY OWNED
                                            --------------------------------------
               NAME                                NUMBER             PERCENT (1)
------------------------------------        ---------------------    -------------
Mark J. Gordon (2)                                7,293,283 (3)          33.9%
David L. Epstein (2)                              4,746,751 (4)          22.1
Richard D. Mondre (2)                             4,263,283 (5)          19.8
Putnam Investments, Inc. (6)                      2,364,192 (7)          11.0
Stacy Lynn Gordon PRC Trust                       1,435,000 (8)           6.7
Jason Howard Gordon PRC Trust                     1,435,000 (9)           6.7
James F. Murray (2)                                 595,000 (10)          2.8
Bernard J. Kosar, Jr.                               139,166 (11)          *
Christian Mustad                                     49,000               *
Neil A. Natkow                                       20,000               *
Richard N. Ferry, Jr.                                12,000 (12)          *
Richard N. Krinzman                                   3,000 (13)          *
All directors and executive
officers as a group (16 persons)                 12,412,866 (14)         57.5%

----------

*Less than 1%.

(1) Percentage of beneficial ownership is based on 21,512,000 shares of Common Stock outstanding as of the Record Date, except that, in the case of Messrs. Kosar and Ferry and all directors and executive officers as a group, the number of options held by Messrs. Kosar and Ferry which are exercisable within 60 days of the Record Date are also included in such calculations, as applicable.

(2) Mr. Gordon and Mr. Epstein each has the right to acquire some or all of the other's shares in certain circumstances pursuant to a shareholder agreement and each has certain rights to acquire shares owned by Messrs. Mondre and Murray pursuant to shareholder agreements. For a more detailed description of these rights, see "Shareholder and Voting Trust Agreements."

(3) Includes 5,212,000 shares held by a Texas limited partnership in which Mr. Gordon is a 49% limited partner, Mark J. Gordon 1996 Grantor Retained Annuity Trust #1 ("MJGGRAT1") is a 49% limited partner, Mr. Gordon's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Gordon, is a 1% general partner. The MJGGRAT1 provides an annuity to Mr. Gordon for five years, and thereafter Mr. Gordon's wife and the lineal descendants of Mr. Gordon's parents have an income interest in the remainder and Mr. Gordon's lineal descendants, subject to a further trust, have a principal interest in the remainder. Also includes (i) 575,000 shares held by a Texas limited partnership in which Mr. Gordon is a 98% limited partner, Mr. Gordon's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Gordon, is a 1% general partner; and (ii) 408,750 shares beneficially owned by Mr. Mondre (held as described in footnote (5) below) and 396,250 shares beneficially owned by Mr. Murray (held as described in footnote (10) below), but as to which, pursuant to voting trust agreements currently between a Texas corporation owned and controlled by Mr. Gordon and each of the limited partnerships owned and controlled by Messrs. Mondre and Murray, respectively, Mr. Gordon has voting control. Such voting trust agreements continue until February 2006, subject to earlier termination in certain circumstances, and give Mr. Gordon absolute discretion in voting the shares. See "Shareholder and Voting Trust Agreements." Also includes (i) 50,000 shares held by the David
     L. Epstein 1996 Grantor Retained Annuity Trust #2 ("DEGRAT2") as to which Mr. Gordon shares the voting and dispositive duties with respect to these shares as co-trustee under the trust which provides an annuity to Mr. Epstein for five years and with family members having the remainder interest; (ii) 648,283 shares beneficially owned by the David Epstein 1995 Grantor Trust (held as described below) as to which Mr. Gordon shares the voting and dispositive duties with respect to the shares as co-trustee under this trust, which was created by Mr. Epstein for the benefit of his children; and (iii) 3,000 shares held by The Mark J. Gordon 1996 Family Limited Partnership, a limited partnership for which Mr. Gordon is the sole 1% general partner and trusts for the benefit of his nieces and nephews are the limited partners. The shares beneficially owned by the David Epstein 1995 Grantor Trust are held of record by two Texas limited partnerships in which each trust is a 98% limited partner, Mr. Epstein's wife is a 1% limited partner and a Texas corporation, which is wholly owned by the trust, is the 1% general partner. Messrs. Gordon and Mondre share the voting and dispositive duties with respect to these shares as co-trustees under the trust, which was created by Mr. Epstein for the benefit of his children, and as the directors of the Texas corporation which is the general partner of each Texas limited partnership.

(4) Includes 1,033,417 shares held by a Texas limited partnership in which Mr. Epstein is a 49% limited partner, the David L. Epstein Grantor Retained Annuity Trust #1 ("DEGRAT1") is a 49% limited partner, Mr. Epstein's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Epstein, is the 1% general partner. The DEGRAT1 provides an annuity to Mr. Epstein for five years, and his wife, his parents and their lineal descendants and others have an income interest in the remainder and his lineal descendants, subject to a further trust, have a principal interest in the remainder. Also includes (i) 475,000 shares held by a Texas limited partnership in which Mr. Epstein is a 98% limited partner, Mr. Epstein's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Epstein, is the 1% general partner; (ii) 1,435,000 shares beneficially owned by the Jason Howard Gordon PRC Trust (held as described in footnote (9) below) and 1,435,000 shares beneficially owned by the Stacy Lynn Gordon PRC Trust (held as described in footnote (8) below), as to which Mr. Epstein shares the voting and dispositive duties as co-trustee under these trusts which were created by Mr. Gordon for the benefit of his children; (iii) 136,250 shares beneficially owned by Mr. Mondre (held as described in footnote (5) below) and 132,084 shares beneficially owned by Mr. Murray (held as described in footnote (10) below), but as to which, pursuant to voting trust agreements currently between a Texas corporation owned and controlled by Mr. Epstein and each of the limited partnerships owned and controlled by Messrs. Mondre and Murray, respectively, Mr. Epstein has voting control. Such voting trust agreements continue until February 2006, subject to earlier termination in certain circumstances, and give Mr. Epstein absolute discretion in voting the shares. See "Shareholder and Voting Trust Agreements." Also includes 100,000 shares held by the Mark
     J. Gordon 1996 Grantor Retained Annuity Trust #2 ("MJGGRAT2") as to which Mr. Epstein shares the voting and dispositive duties with respect to these shares as co-trustee under the trust, which provides an annuity to Mr. Gordon for five years and with family members having the remainder interest.

(5) Includes 495,000 shares held by a Texas limited partnership in which Mr. Mondre is a 65% limited partner, the Richard D. Mondre 1996 Grantor Retained Annuity Trust #1 ("RDMGRAT") is a 33% limited partner, Mr. Mondre's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Mondre, is the 1% general partner. The RDMGRAT provides an annuity to Mr. Mondre for five years, after which his wife and his son have an income interest in the remainder and Mr. Mondre's wife and/or lineal descendants, subject to a further trust, have a principal interest in the remainder. Also includes 50,000 shares held by a Texas limited partnership in which Mr. Mondre is a 98% limited partner, Mr. Mondre's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Mondre, is the 1% general partner. All such shares are subject to voting trust agreements described in footnotes (3) and (4) above. Also includes (i) 100,000 shares held by the MJGGRAT2 as to which Mr. Mondre shares the voting and dispositive duties as co-trustee under the trust;
     (ii) 1,435,000, 1,435,000 and 648,283 shares as to which Mr. Mondre shares the voting and dispositive duties as co-trustee under the Jason Howard Gordon PRC Trust, the Stacy Lynn Gordon PRC Trust and the David Epstein 1995 Grantor Trust, respectively (see footnotes (3) and (4) above and (8) and (9) below); (iii) 50,000 shares held by the DEGRAT2 as to which Mr. Mondre shares the voting and dispositive duties with respect to the shares as co-trustee under the trust (see footnote (3) above); and (iv) 50,000 shares held by a Texas limited partnership in which a Texas corporation, which is wholly owned by Mr. Mondre, is the 1% general partner and Mr. Mondre's son is a 99% limited partner.

(6) The information set forth herein with respect to such person is based solely upon a Schedule 13G filed by such person with the Securities and Exchange Commission (the "Commission") with respect to the month ended January 31, 1997 and, accordingly, may not reflect its holdings as of the Record Date.

(7) Putnam Investments, Inc. ("PI"), One Post Office Square, Boston, Massachusetts 02109, wholly owns two registered investment advisers located at the same address as PI: Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. ("PAC"), which is the investment adviser to Putnam's institutional clients. As investment managers, PIM has shared dispositive power with respect to 2,122,513 shares and PAC has shared dispositive power with respect to 241,679 shares. Additionally, PAC has shared voting power with respect to 163,579 shares held by its institutional clients. PI is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), 1166 Avenue of the Americas, New York, New York 10036. Notwithstanding the beneficial ownership of shares of the Company's Common Stock by PIM and PAC, each of MMC and PI has declared in its
     Schedule 13G that its filing of the Schedule 13G shall not be deemed to be an admission that it is the beneficial owner of the shares, and further states that it does not have the power to vote or dispose of, or direct the voting or disposition of, any of such shares.

(8) All of these shares are held by two Texas limited partnerships in which the trust is a 98% limited partner, Stacy Lynn Gordon is a 1% limited partner and a Texas limited liability company is the 1% general partner. The general partner is owned by the trust as a 99% member and by a Texas corporation, which is wholly owned by the trust, as a 1% managing member. Messrs. Epstein and Mondre share the voting and dispositive duties with respect to these shares as co-trustees under this trust, which was created by Mr. Gordon for the benefit of his daughter, Stacy Lynn Gordon, and as directors of the Texas corporation.

(9) All of these shares are held by two Texas limited partnerships in which the trust is a 98% limited partner, Jason Howard Gordon is a 1% limited partner and a Texas limited liability company is the 1% general partner. The general partner is owned by the trust as a 99% member and by a Texas corporation, which is wholly owned by the trust, as a 1% managing member. Messrs. Epstein and Mondre share the voting and dispositive duties with respect to these shares as co-trustees under this trust, which was created by Mr. Gordon for the benefit of his son, Jason Howard Gordon, and as directors of the Texas corporation.

(10) Includes 478,334 shares held by a Texas limited partnership in which Mr. Murray is a 38% limited partner, the James F. Murray 1996 Grantor Retained Annuity Trust #1 ("JFMGRAT") is a 33% limited partner, the James Murray 1997 5 Year Grantor Retained Annuity Trust ("JM1997GRAT") is a 27% limited partner, Mr. Murray's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Murray, is the 1% general partner. The JFMGRAT provides an annuity to Mr. Murray for five years, after which his wife and lineal descendants have an income interest in the remainder and his lineal descendants, subject to a further trust, have a principal interest in the remainder. The JM1997GRAT provides an annuity to Mr. Murray for five years, after which 13 individuals have an interest in the remainder. Also includes 50,000 shares held by a Texas limited partnership in which Mr. Murray is a 98% limited partner, Mr. Murray's wife is a 1% limited partner and a Texas corporation, which is wholly owned by Mr. Murray, is the 1% general partner. All of the foregoing shares are subject to the voting trust agreements described in footnotes (3) and (4) above. Also includes 66,666 shares held by a Texas limited partnership in which a Texas corporation, which is jointly owned by Mr. Murray and his wife, is the 2% general partner and three trusts for Mr. Murray's three children are each a 32 2/3% limited partner.

(11) Includes 66,666 shares of Common Stock issuable upon the exercise of options within 60 days of the Record Date. See "Executive Compensation - Employment Agreements."

(12) Includes 12,000 shares of Common Stock issuable upon the exercise of options within 60 days of the Record Date. See "Executive Compensation - Employment Agreements."

(13) Includes 1,000 shares held on behalf of Mr. Krinzman's mother and 1,000 shares held on behalf of Mr. Krinzman's mother-in-law.

(14) See other footnotes above. Also includes 500 shares held by James R. Weber, the Company's Senior Vice President - Telemarketing Operations, and 32,500 shares held by Thomas C. Teper, the Company's Vice President - Facilities Acquisition and Development. Does not include options held by officers and directors which are not exercisable within 60 days of the Record Date.

SHAREHOLDER AND VOTING TRUST AGREEMENTS

    Mr. Gordon and Mr. Epstein are parties to a shareholder agreement which grants to each the right to purchase some or all of the other's shares upon the death or total incapacity of the other or the involuntary transfer of the other's shares, and a right of first refusal on any shares proposed to be sold to a third party. References throughout this section to individuals' share ownership mean the family limited partnerships, grantor retained annuity trusts and other entities which are the record owners of such shares. See "Beneficial Ownership" for a description of the shares which are beneficially owned by each of Messrs. Gordon, Epstein, Mondre and Murray and their respective immediate family members.

    Mr. Mondre and Mr. Murray each acquired their shares of Common Stock 75% from Mr. Gordon and 25% from Mr. Epstein in February 1996 at a price of $0.55 per share (the "Acquisitions"). The purchase prices are evidenced by nine-year promissory notes, each bearing interest at 5.61% per annum, with interest payable annually and the entire principal due at maturity. Such notes are guaranteed by Mr. Mondre's or Mr. Murray's (as applicable) spouse and are secured by a pledge of the shares sold pursuant to separate pledge agreements.

    In connection with the Acquisitions, Mr. Mondre and Mr. Murray each entered into a shareholders agreement with Mr. Gordon and Mr. Epstein which, for a period extending through April 1, 1999, provides for significant restrictions on Mr. Mondre and Mr. Murray's respective rights to sell, alienate or otherwise dispose of the shares of Common Stock acquired by Mr. Mondre and Mr. Murray from Mr. Gordon and Mr. Epstein, respectively, as well as rights on the part of Mr. Gordon and Mr. Epstein to purchase those shares under certain circumstances. Such restrictions and purchase rights do not relate to shares which may be owned by Mr. Mondre and Mr. Murray from time to time that were not acquired from Mr. Gordon or Mr. Epstein or those shares of Common Stock permitted to be sold by Mr. Mondre and Mr. Murray. Currently, all shares of Common Stock owned by Mr. Mondre and Mr. Murray were, in fact, acquired from either Mr. Gordon or Mr. Epstein. Generally, neither Mr. Mondre nor Mr. Murray may sell, alienate or otherwise dispose of their shares of Common Stock prior to April 1, 1999, without the consent of Mr. Gordon and Mr. Epstein, subject to certain exceptions including a Change in Control, termination of employment without cause, a sale of the Company, a sale of shares in a public offering and death or disability (subject to the repurchase rights of Mr. Gordon and Mr. Epstein described below). Each of the respective Common Stock then owned by Mr. Mondre and Mr. Murray is subject to repurchase by Mr. Gordon and Mr. Epstein at the acquisition price if his employment with the Company terminates during his respective three-year employment term as a result of his resignation or termination by the Company with cause. All of such repurchase rights terminate upon a Change in Control, a sale of the Company, or termination of employment without cause during the three-year employment term.

    Pursuant to voting trust agreements entered into at the time of the Acquisitions, each of Mr. Gordon and Mr. Epstein retained the right to vote the shares sold by him to Mr. Mondre and Mr. Murray until February 16, 2006, subject to earlier termination in certain events. The voting trusts terminate with respect to any shares permitted to be sold by either Mr. Mondre or Mr. Murray under the applicable shareholder agreement described above and terminate completely upon the death of the voting trustee or upon a Change in Control. As of the Record Date, each of Mr. Gordon and Mr. Epstein exercises such voting rights through a separate Texas corporation owned and controlled by him.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent shareholders are required by the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms furnished to the Company and written representations that no Forms 5 were required, the Company believes that, during 1996, its directors, executive officers and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder returns on the Company's Common Stock for the period covering July 17, 1996 (the first day of trading subsequent to the Company's Initial Public Offering) through December 31, 1996, on a monthly basis, with the cumulative total return of The Nasdaq Stock Market - U.S. (the "Nasdaq Market") Index and a group of peer companies in the telecommunications industry (the "Peer Group") for the same period.

              COMPARISON OF FIVE-MONTH CUMULATIVE TOTAL RETURN (1)
       AMONG THE COMPANY (2), THE NASDAQ MARKET INDEX AND A PEER GROUP (3)

     The following table presents, in tabular form, the data set forth in the performance graph to be included in the Proxy Statement:

                          PRECISION
                           RESPONSE          NASDAQ        PEER
                         CORPORATION         MARKET        GROUP
                       ----------------    ----------    ----------
07/17/96                   $ 100             $ 100         $ 100
07/96                        145                99           105
08/96                        207               105           133
09/96                        266               113           159
10/96                        247               112           143
11/96                        256               119           140
12/96                        242               119           117

----------

(1) Assumes the investment of $100 on July 17, 1996 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).

(2) The Company completed the Initial Public Offering, declared effective on July 16, 1996, at an exercise price of $14.50 per share. Prior to the Initial Public Offering, the Company's common stock was not listed or quoted on any organized market system.

(3) The peer group companies are: APAC Teleservices, ATC Communications Group, ICT Group, National TechTeam, RMH Teleservices, SITEL, SYKES Enterprises, TeleSpectrum Worldwide, TeleTech Holdings and West TeleServices. As some of the members of the peer group may have completed their initial public offerings subsequent to that of the Company, they are included in the above graph beginning with the month in which their respective company's common stock was first listed on an organized market system, or in the case of this particular group, the Nasdaq National Market.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

    The election of eight directors of the Company is proposed, each to hold office until the Annual Meeting of Shareholders next succeeding his election and until his respective successor is elected and qualified or as otherwise provided in the Bylaws of the Company. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below who have been designated by the Board. If any such nominee is unable or unwilling to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted for either (i) a substitute nominee who shall be designated by the proxy holders or by the present Board to fill such vacancy or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board has no reason to believe that any such nominees will be unwilling or unable to serve if elected as a director.

1997 NOMINEES

    Set forth below is a list of the nominees for directors of the Company. The terms of the directors expire annually upon the holding of the Annual Meeting.

                    NAME                             DIRECTOR SINCE
          -------------------------                -------------------
          Mark J. Gordon                           1984
          David L. Epstein                         April 1996
          Richard D. Mondre                        May 1996
          James F. Murray                          May 1996
          Bernard J. Kosar, Jr.                    October 1996
          Christian Mustad                         October 1996
          Neil A. Natkow                           October 1996
          Richard N. Krinzman                      February 1997

    For biographical and other information regarding such nominees, including the principal occupation of those individuals for at least the past five years, see "Directors and Executive Officers."

    The nominees for directors who receive a plurality of the votes cast by the holders of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be elected.

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.


                                   PROPOSAL 2

                          APPROVAL OF AMENDMENT TO THE
                         PRECISION RESPONSE CORPORATION
                 AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN

                                 SUMMARY OF PLAN

PURPOSE

    The Board submits to the shareholders for their approval an amendment to the Precision Response Corporation Amended and Restated 1996 Incentive Stock Plan (the "Employee Stock Plan") to increase the number of shares reserved for issuance under the Employee Stock Plan from 1,931,684 shares of Common Stock to 3,000,000 shares of Common Stock. The material provisions of the Employee Stock Plan are summarized below. The purpose of the Employee Stock Plan is to provide incentives which will attract and retain highly competent persons as officers and key employees of the Company, as well as independent contractors providing consulting or advisory services to the Company ("non-employee consultants"). It is intended to enable such key employees (including officers) and non-employee consultants of the Company or any subsidiary to own stock in the Company or to receive monetary payments based on the value of such stock, and to take advantage of the tax benefits allowed by the Code to employer stock plans.

NUMBER OF SHARES

    The Company currently has reserved 1,931,684 shares of Common Stock for issuance under the Employee Stock Plan, after giving effect to the stock splits by way of share dividends completed prior to the Company's Initial Public Offering, and subject to further antidilution adjustments. The proposed amendment to the Employee Stock Plan would increase the number of shares reserved for issuance under the Employee Stock Plan to 3,000,000 shares of Common Stock, subject to further antidilution adjustments.

ADMINISTRATION

    The Compensation Committee of the Board administers the Employee Stock Plan. The Compensation Committee, which serves at the discretion of the Board, is currently comprised of two non-employee directors of the Company. From time to time the Board may increase the size of the Compensation Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, and fill vacancies however caused; provided, however, that at no time shall a Compensation Committee of less than two non-employee members of the Board administer the Employee Stock Plan. The members of the Compensation Committee are chosen by the Board so that grants made under the Employee Stock Plan to officers (who may also be directors) of the Company ("Section 16 Insiders") who are subject to liability under Section 16 of the Exchange Act, and other transactions by such persons, qualify for the maximum exemption from Section 16 liability provided by Rule 16b-3 under the Exchange Act. The Compensation Committee has final authority to interpret any provision of the Employee Stock Plan, any grant made under the Employee Stock Plan or any provision of any agreement evidencing such grant. The Compensation Committee is authorized, subject to the provisions of the Employee Stock Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Employee Stock Plan and to make such determinations and interpretations and to take such action in connection with the Employee Stock Plan and any Awards (as hereinafter defined) granted as it deems necessary or advisable.

ELIGIBILITY

    Key employees (including officers), prospective key employees (conditioned upon and effective not earlier than their becoming an employee) and non-employee consultants of the Company or any subsidiary of the Company are eligible to participate in the Employee Stock Plan. Only key employees of the Company or any subsidiary are eligible to receive incentive stock options ("ISOs"). In determining key employees to whom Awards (as defined below) will be granted, the Compensation Committee takes into consideration the key employee's present and potential contribution to the success and growth of the Company's business and other such factors as the Compensation Committee may deem proper or relevant in its discretion including whether such person performs important job functions or makes important decisions for the Company, as well as the judgment, initiative, leadership and continued efforts of eligible participants. As of the Record Date, the Compensation Committee has not adopted formal eligibility limitation criteria. Therefore, quantification of the current number of employees and non-employee consultants that would technically be eligible for participation is not currently readily determinable. As of the Record Date, 130 employees held outstanding stock options.

TYPES OF AWARDS

    The Employee Stock Plan permits the Company to grant ISOs, nonqualified stock options ("NSOs"), stock appreciation rights, stock awards, performance shares and performance units (collectively, "Awards"). These Awards are described below.

STOCK OPTIONS

    Stock options consist of awards from the Company, in the form of agreements, which enable the holder (an "optionee") to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price. ISOs are options that qualify for preferred tax treatment under Section 422 of the Code. NSOs are options that do not qualify as ISOs. Options designated as ISOs that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as NSOs for Federal income tax purposes automatically without further action by the

Compensation Committee on the date of such failure to continue to meet the requirements of Section 422 of the Code.

    Term of Options. The Compensation Committee determines the term of each option and the time each option vests and may be exercised. However, the term of an ISO may not exceed ten years from the date of grant and the term of an NSO may not exceed fifteen years from the date of grant.

    Exercise Price. The Compensation Committee also determines the option exercise price. However, the exercise price of an ISO may not be less than the fair market value of Common Stock on the date of grant. Under certain circumstances (relating to ownership of more than 10% of the total combined voting power of all classes of stock of the Company), the exercise price of an ISO may not be less than 110% of the fair market value on the date of grant and the term of such ISO may not exceed five years from the date of grant. The exercise price for an NSO may not be less than 85% of the fair market value on the date of grant, except for a maximum of 50,000 shares of Common Stock which may be granted at an exercise price as low as $0.01 per share. For purposes of the Employee Stock Plan and any Awards thereunder, "fair market value" of Common Stock is the mean between the highest and lowest sale prices for the Company's Common Stock as reported on the Nasdaq National Market (or such other consolidated transaction reporting system on which such Common Stock is primarily traded) on the date immediately preceding the date of grant (or on the next preceding trading date if Common Stock was not traded on the date immediately preceding the date of grant), provided, however, that, if the Company's Common Stock is not at any time readily tradable on a national securities exchange or other market system, "fair market value" shall mean the amount determined in good faith by the Compensation Committee as the fair market value of the Common Stock.

    Limitation on Exercise of ISOs. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000 and, to the extent in excess of such $100,000, such excess options shall be treated as NSOs.

    Termination of Employment or Consulting Relationship. If an optionee terminates his or her employment or consulting relationship for any reason, his or her option may be exercised to the extent it had vested and was exercisable at the date of such termination for a period of time determined by the Compensation Committee at the time the option is granted. Pursuant to the terms of the existing option agreements entered into at the time of the granting of an option, in the case of a termination other than for disability, death or breach of an employment contract by the optionee, the period for exercise as to vested options following termination generally does not exceed three months. In the case of termination for disability, the period for exercise as to vested options is generally 12 months. In the case of termination for death, the exercise period for vested options is generally for 18 months following the issuance of letters testamentary or letters of administration to the personal representative, executor or administrator of the deceased optionee, if the death occurs either during the employment or during the three month period following termination (other than a termination for breach of an employment agreement or if the optionee was terminated for cause), but in no event later than two years after the optionee's death. In the case of termination for breach by the optionee of an employment agreement with the Company or if the optionee was terminated for cause, the exercise period ends on the date of termination. In no event may an option be exercised after the expiration of the original term of the option.

    In the event of the death of an optionee while an option remains exercisable, such option, to the extent vested, is exercisable during such period after his or her death as the Compensation Committee shall have determined (but not beyond the stated duration of the option), and then only by the executor or administrator of the estate of the deceased or the person or persons to whom the deceased optionee's rights passes by will or the laws of descent and distribution.

    Manner of Exercise. Options are exercisable only by delivery of a written notice in a form prescribed by the Compensation Committee. The Compensation Committee may specify in the agreement evidencing the grant of an option a minimum number of shares that may be purchased upon any exercise of the option. Subsequent to the grant of any options which are not immediately exercisable in full, the Compensation Committee, at any time before complete termination of such options, may accelerate the time or times at which such options may be exercised in whole or in part.

    Payment of Exercise Price. The Compensation Committee determines how an optionee may pay the exercise price of an option. The Employee Stock Plan specifically states that a check is an acceptable form of consideration and that, subject to the discretion of the Compensation Committee and as provided in the agreement evidencing the grant, payment may also be made by delivery of shares of Common Stock of the Company, if such payment does not result in a charge to earnings of the Company for financial accounting purposes, or by a combination of check and shares, or by delivery to the Company of a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale or loan of the shares exercised (often referred to as a "cashless exercise"). Subject to certain restrictions and the discretion of the Compensation Committee, an optionee who incurs a tax liability upon the exercise of an option may satisfy any withholding obligation by electing to have the Company retain a sufficient number of shares to cover the withholding obligation.

    Status of Optionee. The recipient of an option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Common Stock subject thereto except to the extent that the option shall have been exercised and, in addition, a certificate shall have been issued and delivered to the participant.

STOCK APPRECIATION RIGHTS

    A stock appreciation right (an "SAR") is a right to participate in the appreciation of the fair market value of the shares of Common Stock subject to the right. SARs may be granted to the holders of stock options or may be granted independently of and without relation to stock options. An SAR granted in conjunction with a stock option will entitle the holder to elect, in lieu of exercising the stock option, to receive the appreciation in the fair market value of the shares subject to the option up to the date the right is exercised. Such appreciation shall be measured from not less than the option price. In the case of an SAR issued independently of any stock option, such appreciation shall be measured from not less than 85% of the fair market value of the Common Stock on the day the right is granted. Payment of such appreciation shall be made in cash or in shares of Common Stock, or a combination thereof, as determined by the Compensation Committee and as set forth in the Award, but no SAR shall entitle the holder to receive, upon exercise thereof, more than the number of shares of Common Stock (or cash equivalent) with respect to which the right is granted. An SAR relating to an NSO may be made as part of the NSO at the time of its grant or at any time thereafter up to six months prior to its expiration. An SAR relating to an ISO may be made a part of such ISO only at the time of its grant. Each SAR will be exercisable at the times and to the extent set forth therein, but no SAR shall be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related stock option, if any, or (ii) 15 years after it was granted. In the event of the death of a grantee while an SAR remains exercisable, such SAR shall be exercisable during such period after his or her death as the Compensation Committee shall have determined (but not beyond the stated duration of the right), and then only by the executor or administrator of the estate of the deceased or the person or persons to whom the deceased grantee's rights shall pass by will or the laws of descent and distribution.

STOCK AWARDS

    A stock award (a "Stock Award") is a grant of shares of Common Stock to the grantee without payment for such shares or payment at less than fair market value of the shares as additional compensation for services rendered to the Company. Stock Awards are subject to such terms and conditions as the Compensation Committee determines, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the grantee's employment or consulting relationship within specified periods. The grantee of a Stock Award shall have, with respect to the shares subject to such Stock Award, all the rights of a holder of shares of the Company's Common Stock, including the right to receive dividends and to vote the shares.

PERFORMANCE SHARES

    Performance shares ("Performance Shares") entitle the grantee to receive shares of Common Stock or cash of an equivalent value at the end of a specified Performance Period (defined below). A "Performance Period" relates to the period during which the receipt of the shares of Common Stock will be deferred. Performance Shares may be awarded either alone or in addition to other Awards under the Employee Stock Plan. The Compensation Committee will determine the number of Performance Shares to be awarded to any grantee, the duration of the Performance Period and the conditions under which receipt of the shares of Common Stock will be deferred, and the other terms and conditions of the grant. The Compensation Committee may condition the grant of Performance Shares upon the attainment of certain specified performance goals or other factors or criteria as the Compensation Committee shall determine. Unless otherwise determined by the Compensation Committee at the time of the award of a Performance Share, any dividends payable during the Performance Period with respect to the shares covered by a Performance Share award will not be paid to the grantee. Subject to the provisions of the Performance Share award and the Employee Stock Plan, at the expiration of the Performance Period, shares of Common Stock and/or cash of an equivalent value shall be delivered to the grantee, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share award. If the grantee's employment or consulting arrangement with the Company terminates during the Performance Period, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

PERFORMANCE UNITS

    Performance units ("Performance Units") consist of the right to receive a fixed dollar amount, payable in cash or shares of Common Stock or a combination of both. Performance Units may be awarded either alone or in addition to other Awards under the Employee Stock Plan. The Compensation Committee will determine the time or times at which Performance Units shall be awarded, the duration of the period (the "Performance Cycle") during which, and the conditions under which, a grantee's right to Performance Units will be vested, and the other terms and conditions of the award of Performance Units. The Compensation Committee may condition the vesting of Performance Units upon the attainment of certain specified goals or such other factors or criteria as the Compensation Committee shall determine. At the expiration of the Performance Cycle, the Compensation Committee shall determine the extent to which the performance goals have been achieved, and the percentage of the Performance Units that have vested. Subject to the applicable provisions of the Performance Unit grant and the Employee Stock Plan, at the expiration of the Performance Cycle, cash and/or shares of Common Stock of an equivalent cash value shall be delivered to the grantee, or his or her legal representative, in payment of the vested Performance Units covered by the Performance Unit award. Upon termination of the grantee's employment or consulting arrangement with the Company during the Performance Cycle for a given Performance Unit award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Compensation Committee.

TERMS APPLICABLE TO ALL AWARDS

    Non-transferability of Awards. Awards granted under the Employee Stock Plan are non-transferable by the participant, other than as required by law (including a qualified domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act, or the rules thereunder), by will or the laws of descent and distribution or, if the Award expressly so provides, to the participant's immediate family (which for purposes of the Employee Stock Plan is limited to the participant's children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners. Except with respect to a qualified domestic relations order, Awards may be exercised during the lifetime of the participant only by the participant. In the event of the death of a participant while the participant is rendering services to the Company, each Award theretofore granted to him or her shall be exercisable during such period after his or her death as the Compensation Committee shall in its discretion set forth in such Award at the date of grant (but not beyond the stated duration of the Award) and then only
(i) by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Award passes by will or the laws of descent and distribution, and (ii) to the extent that the deceased participant was entitled to do so at the date of his death.

    Adjustment on Changes in Capitalization. If the Company at any time changes the number of issued Common Stock without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the Common Stock) or make a distribution of cash or property which has a substantial impact on the value of issued Common Stock, the total number of shares available for Awards under the Employee Stock Plan shall be appropriately adjusted and the number of shares covered by each outstanding Award and the reference price or fair market value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

    Effect of Acquisition of the Company. In the event any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation which results in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, each outstanding Award, subject to the other provisions of the Employee Stock Plan and any limitation applicable to a particular Award, may be assumed or substituted by the successor corporation (or a parent or subsidiary or such successor corporation) and the grantee will be entitled to receive, upon exercise of the Award, an equivalent amount of securities, cash or other property received with respect to the Common Stock in such transaction as would have been received upon exercise of the Award immediately prior to such transaction.

    Withholding. All payments or distributions made pursuant to the Employee Stock Plan shall be net of any amounts required to be withheld pursuant to applicable Federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Employee Stock Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock.

    Term, Amendment and Termination. The Employee Stock Plan will expire by its own terms on May 30, 2006. The Board may amend, alter, suspend or discontinue the Employee Stock Plan at any time, but such amendment, alteration, suspension or discontinuation may not adversely affect any outstanding Award without the consent of the holder. To the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the rules of the Nasdaq Market), the Company must obtain shareholder approval of certain amendments to the Employee Stock Plan in the manner and to the degree required by such laws and regulations. No Award shall be granted after May 30, 2006; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant under the Employee Stock Plan or under any other present or future plan of the Company, Awards may be granted to such participant in substitution and exchange for, and in cancellation of, any Awards previously granted such participant under the Employee Stock Plan, or any other present or future plan of the Company.

    Rule 16b-3. Awards granted to persons subject to Section 16 of the Exchange Act, referred to as "Section 16 Insiders," are subject to any additional applicable restrictions under Rule 16b-3.

REGISTRATION OF UNDERLYING COMMON STOCK

    On January 13, 1997, the Company filed a Registration Statement on Form S-8 with the Commission in order to register the 1,931,684 shares of Common Stock then reserved for issuance under the Employee Stock Plan. To the extent that such Registration Statement is effective under the Securities Act of 1933, as amended (the "Securities Act"), shares of Common Stock issued upon the exercise of outstanding stock options granted under the Employee Stock Plan will be immediately and freely tradable without restriction under the Securities Act, subject to applicable volume limitations, if any, under Rule 144 promulgated under the Securities Act and, in the case of executive officers of the Company,
Section 16 of the Exchange Act. Subject to the shareholders approval of this amendment, it is currently contemplated that at the appropriate time the Company will file an additional Registration Statement on Form S-8 in order to register the additional shares of Common Stock which would be reserved for issuance under the Employee Stock Plan.

OUTSTANDING AWARDS

    As of the Record Date, options to purchase 1,161,750 shares had been granted under the Employee Stock Plan (excluding options to purchase 34,250 shares which have been canceled since July 16, 1996), of which options to purchase 957,000 shares had been granted to executive officers of the Company. Except for an option to purchase 21,000 shares granted to Richard N. Ferry, Jr., the Company's Senior Vice President - Business Development, which has an exercise price of $0.01 per share, all options granted under the Employee Stock Plan have exercise prices equal to the fair market value of the Common Stock on the date of grant of the option. All options granted under the Employee Stock Plan vest at the rate of 20% per year and have a total term of seven years, except for the options granted to Mr. Ferry, Paul M. O'Hara, the Company's Senior Vice President - Finance and Chief Financial Officer, Derek J. Reynolds, the Company's Senior Vice President - Information Services, James R. Weber, the Company's Senior Vice President - Telemarketing Operations, and Bernard J. Kosar, Jr., the Company's Senior Vice President - Client Relations, all of which are subject to the terms set forth below, options to purchase 5,000 shares granted to an employee of the Company which vested on the date of grant (and which have been exercised), and options to purchase 25,000 shares granted to a consultant to the Company which vest at the rate of 50% per year and have a term of three years.

    Mr. Ferry has an option to purchase 36,000 shares of Common Stock at an exercise price per share equal to $14.50 and was granted an option to purchase 21,000 shares at an exercise price of $0.01 per share. These options vest one third on January 5, 1997, 1998 and 1999, and terminate seven years from the date of grant. On January 5, 1997, Mr. Ferry exercised the vested portion (7,000 shares) of his option to purchase 21,000 shares at $0.01 per share. Mr. Ferry has an additional option to purchase 100,000 shares at an exercise price per share of $39.88. These options vest 20% per year and terminate seven years from the date of grant. Mr. O'Hara has an option to purchase 200,000 shares of Common Stock at an exercise price per share equal to $23.88. The option vests in varying amounts over six years and terminates eight years from the date of grant. Mr. Reynolds has an option to purchase 200,000 shares of Common Stock at an exercise price per share equal to $39.38. The option vests in varying amounts over six years and terminates eight years from the date of grant. Mr. Weber has two options, each to purchase 20,000 shares, at exercise prices per share of $14.50 and $27.00, respectively. These options each vest one-third on the first three anniversaries of their respective date of grant, and each terminates seven years from the date of grant. Mr. Kosar has an option to purchase 60,000 shares of Common Stock at an exercise price per share of $16.75. These options vest at the rate of 50% per year and have a term of three years. Mr. Kosar has additional options: (i) to purchase 200,000 shares of Common Stock at an exercise price per share of $35.38, which vest at the rate of one-third on the third, fifteenth and twenty-seventh month anniversaries of the date of grant and terminate seven years from the date of grant, and (ii) to purchase 50,000 shares of Common Stock at an exercise price per share of $33.38, which vest at the rate of 20% per year and terminate seven years from the date of grant.

    Excluding Mr. Ferry's option to purchase the balance of 14,000 shares at an exercise price of $0.01 per share, the options outstanding as of the Record Date to purchase 1,135,750 shares granted under the Employee Stock Plan have a weighted average exercise price of $29.25 per share. No options granted have been exercised as of the Record Date, except for options to purchase a total of 12,000 shares as noted above.

    As of the Record Date, the Company has not granted any SARs, Stock Awards, Performance Shares or Performance Units under the Employee Stock Plan.

RECENT PRICE OF COMMON STOCK

    On the Record Date, the closing sale price of the Common Stock on the Nasdaq National Market was $23-13/16 per share.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the U.S. Federal income tax consequences of Awards granted under the Employee Stock Plan based on U.S. Federal income tax laws in effect on January 1, 1997.

    Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares of Common Stock to the optionee, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for Federal income tax purposes.

    If Common Stock acquired upon the exercise of an ISO is disposed of before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) the Company is entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. Different rules may apply if shares are purchased by an optionee who is also a Section 16 Insider.

    Nonqualified Stock Options. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

    Stock Appreciation Rights. With respect to Stock Appreciation Rights, if the grantee elects to receive the appreciation inherent in the Stock Appreciation Right in cash, the cash is ordinary income, taxable to the grantee. If the grantee elects to receive the appreciation in the Company's Common Stock, the stock received will be ordinary income to the grantee to the extent of the difference between its fair market value and the amount, if any, the grantee paid for the stock. The Company is entitled to a tax deduction in the same amount of the ordinary income.

    Stock Awards. With respect to Stock Awards, generally ordinary income is recognized to the grantee on the date of grant in an amount equal to the difference between the fair market value of the Common Stock awarded and the consideration paid by the grantee, if any, for such shares and the Company is entitled to a tax deduction in the same amount.

    Performance Shares and Performance Units. With respect to Performance Shares and Performance Units, generally, ordinary income is recognized by the grantee upon receipt by the grantee of shares of Common Stock or cash of an equivalent value or a combination of both upon the expiration of either the Performance Period or the Performance Cycle and the Company is entitled to a tax deduction in the same amount.

                      AMENDMENT TO THE EMPLOYEE STOCK PLAN
                      ------------------------------------

PROPOSAL

    Because the Board considers the Employee Stock Plan a very effective means to promote the success and to assist in the further growth and development of the Company, the Board on February 19, 1997 approved an amendment to the Employee Stock Plan, subject to the approval of the Company's shareholders. The Board seeks the approval of the Company's shareholders to increase the number of shares of Common Stock issuable pursuant to the Employee Stock Plan from 1,931,684 shares to 3,000,000 shares.

PURPOSES OF THE AMENDMENT

    The purpose for increasing the number of shares available for issuance under the Employee Stock Plan is to ensure that the Company will continue to be able to grant Awards as incentives to those individuals upon whose efforts and motivation the Company relies for the continued success and development of its business and to attract and retain the best qualified personnel.

REQUIRED VOTE

    The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting which cast a vote on Proposal 2 is necessary for the adoption and approval of the proposed amendment to the Employee Stock Plan.

    THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") acted as the Company's independent public accountants for the Company's fiscal year ended December 31, 1996. This firm has acted as the independent public accountants for the Company since December 27, 1995. It is anticipated that the Audit Committee of the Board will recommend to the Board for its approval the selection of Coopers & Lybrand to serve as the Company's independent public accountants for the fiscal year ending December 31, 1997, after the Audit Committee has undertaken the appropriate review, including reviewing the terms of engagement of Coopers & Lybrand for 1997. Such independent public accountants, if selected by the Board, will continue to serve at the pleasure of the Board. The selection of independent public accountants is not being submitted to shareholders for approval because there is no legal requirement to do so. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions relating to the examination by Coopers & Lybrand of the Company's 1996 financial statements.

    On December 27, 1995, the Company changed its accountants from Gurland & Goldberg, P.A. to Coopers & Lybrand. The decision to dismiss its former accountants was approved by the Board in anticipation of the Initial Public Offering. The reports of the Company's accountants have never contained an adverse report or disclaimer of opinion, and have never been qualified as to uncertainty, audit scope or accounting principles. The Company has never had any disagreements with its former accountants.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Any shareholder of the Company who wishes to present a proposal to be considered at the 1998 Annual Meeting of Shareholders and who wishes to have such proposal receive consideration for inclusion in the Company's proxy statement for such meeting must deliver such proposal to the Secretary of the Company, at the principal executive offices of the Company, 1505 N.W. 167th Street, Miami, Florida 33169, no later than December 16, 1997. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

                                  OTHER MATTERS

FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1996 is being provided to shareholders with this Proxy Statement. THE COMPANY WILL FURNISH TO EACH PERSON SOLICITED HEREUNDER, WITHOUT CHARGE, COPIES OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING EXHIBITS) FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE COMMISSION, UPON RECEIPT OF A WRITTEN REQUEST TO MR. PAUL O'HARA, SENIOR VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER, AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES STATED ABOVE.

OTHER

    As of the date of this Proxy Statement, there are no other matters which the Board intends to present or has reason to believe others will present at the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is intended that the holders of the Proxies will act in respect thereof in accordance with their best judgment.

                              By Order of the Board of Directors

                              /s/ Richard D. Mondre
                              -----------------------------------------
                              Richard D. Mondre
                              Executive Vice President, General Counsel
                              and Secretary

    Miami, Florida
    April 15, 1997

PROXY                                                           Appendix A


                         PRECISION RESPONSE CORPORATION

     The undersigned hereby constitutes and appoints Mark J. Gordon and David L. Epstein, and each of them, with full power of substitution, as attorneys and proxies to appear and to vote all shares of common stock of Precision Response Corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Weston Hills Country Club, 2600 Country Club Way, Fort Lauderdale, Florida 33332, on Thursday, May 15, 1997, at 11:00 a.m. (Eastern time) and at any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement, each dated April 15, 1997, and instructs its attorneys and proxies to vote as set forth on this Proxy.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         (To be Signed on Reverse Side)

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
--------------------------------------------------------------------------------

A [X] Please mark your
      votes as in this
      example.

                       FOR    WITHHELD   NOMINEES: Mark J. Gordon
  1.  ELECTION OF      [ ]      [ ]                David L. Epstein
      DIRECTORS                                    Richard D. Mondre
      (Proposal 1)                                 James F. Murray
                                                   Bernard J. Kosar, Jr.
FOR, EXCEPT vote withheld from the following       Christian Mustad
nominee(s)                                         Neil A. Natkow
                                                   Richard N. Krinzman
--------------------------------------------



  2. APPROVAL OF AMENDMENT TO THE PRECISION         FOR    AGAINST     ABSTAIN
     RESPONSE CORPORATION AMENDED AND               [ ]      [ ]         [ ]
     RESTATED 1996 INCENTIVE STOCK PLAN
     (Proposal 2)



  3. In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

  The shares represented by this Proxy will be voted as specified. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE SPECIFIED NOMINEES AND THE AMENDMENT TO THE PRECISION RESPONSE CORPORATION AMENDED AND RESTATED 1996 INCENTIVE STOCK PLAN. THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR SHARES VOTED.

  PLEASE NOTE ANY CHANGE OF ADDRESS.

  Signature                                  Date
           --------------------------------       -------------

  Signature                                  Date
           --------------------------------       -------------
  NOTE: Please sign exactly as name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, etc., indicate title. If the signer is a corporation, sign in the corporate name by a duly authorized officer.